UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2019

SPERO THERAPEUTICS, INC.

(Exact Name of registrant as specified in its charter)

Delaware	001-38266	46-4590683
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Massachusetts Avenue, 14th Floor

Cambridge, Massachusetts 02139

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (857) 242-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On January 4, 2019, Spero Therapeutics, Inc. (“Spero”), through its wholly owned subsidiary New Pharma License Holdings Limited (“NPLH”), entered into a license agreement (the “License Agreement”) with Everest Medicines II Limited (“Everest”), which License Agreement also includes an option granted by Spero’s wholly owned subsidiary Spero Potentiator, Inc., a Delaware corporation (“Potentiator” and, together with NPLH, the “Company”). Under the terms of the License Agreement, the Company granted Everest an exclusive license to develop, manufacture and commercialize Spero’s product candidate SPR206 (the “Compound”) or products that contain the Compound (a “Licensed Product”) in Greater China (which includes Mainland China, Hong Kong and Macau), South Korea and certain Southeast Asian countries (collectively, the “Territory”). The Company retains development, manufacturing and commercialization rights with respect to the Compound and Licensed Products in the rest of the world and also retains the right to develop or manufacture the Compound and Licensed Products in the Territory for use outside the Territory. In addition to the license grant to SPR206, the Company also granted Everest a 12-month exclusive option to negotiate with the Company for an exclusive license to develop, manufacture and commercialize Spero’s product candidate SPR741 in the Territory.

Under the terms of the License Agreement, the Company is entitled to receive an upfront payment of $3 million. The Company may also receive up to an additional $59.5 million in milestone payments upon Everest’s achievement of certain developmental, regulatory and sales milestone events related to SPR206, which achievement cannot be guaranteed. The Company is also entitled to receive high single-digit to low double-digit royalties on net sales, if any, of Licensed Products in the Territory following regulatory approval of the Compound. Everest has the right to sublicense to affiliates and third parties in the Territory.

Everest is responsible for all costs related to developing, obtaining regulatory approval of and commercializing the Compound and Licensed Products in the Territory, and is obligated to use commercially reasonable efforts to develop, manufacture and commercialize Licensed Products, including to achieve certain specified diligence milestones within agreed-upon periods. A joint development committee will be established between the Company and Everest to coordinate and review the development, manufacturing and commercialization plans with respect to Licensed Products in the Territory.

Unless earlier terminated due to certain material breaches of the contract, or otherwise, the License Agreement will expire on a jurisdiction-by-jurisdiction and Licensed Product-by-Licensed Product basis until the latest to occur of expiration of the last valid claim under a licensed patent in such jurisdiction, the expiration of regulatory exclusivity in such jurisdiction or ten years after the first commercial sale of such Licensed Product in such jurisdiction. The License Agreement may be terminated in its entirety by Everest upon 90 or 180 days’ prior written notice, depending on the stage of development of the initial Licensed Product.

The foregoing description of the terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, which Spero intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2019. Spero intends to seek confidential treatment for certain portions of the License Agreement pursuant to a Confidential Treatment Request to be submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

On January 7, 2019, Spero issued a press release announcing the entry into the License Agreement, a copy of which is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 8.01	Other Events.

On January 7, 2019, Spero issued a press release providing regulatory and clinical updates for its product candidate SPR994, a copy of which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release, dated January 7, 2019.

Exhibit 99.2	Press Release, dated January 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPERO THERAPEUTICS, INC.

Date: January 7, 2019	By:	/s/ Joel Sendek
Joel Sendek
Chief Financial Officer and Treasurer